Exhibit 99.1

November 12, 2024

Syros Announces Topline Data from SELECT-MDS-1 Phase 3 Trial of Tamibarotene in Higher-Risk Myelodysplastic Syndrome with RARA Gene Overexpression

— SELECT-MDS-1 Did Not Meet its Primary Endpoint —

— Company to Discontinue Study, Review Full Data Set, and Evaluate Next Steps —

CAMBRIDGE, Mass.—(BUSINESS WIRE)— Syros Pharmaceuticals (NASDAQ:SYRS), a biopharmaceutical company committed to advancing new standards of care for the frontline treatment of hematologic malignancies, today announced that the SELECT-MDS-1 Phase 3 trial evaluating tamibarotene in combination with azacitidine in newly diagnosed higher-risk myelodysplastic syndrome (HR-MDS) patients with RARA gene overexpression did not meet its primary endpoint of complete response (CR) rate. Tamibarotene is Syros’ proprietary oral, selective, retinoic acid receptor alpha (RARα) agonist.

In the first 190 enrolled patients, the CR rate by intent-to-treat (ITT) in the tamibarotene/azacitidine treatment arm was 23.8% (n=126; 95% CI: 16.7%-32.2%) compared to a CR rate of 18.8% (n=64; 95% CI: 10.1%-30.5%) in the placebo/azacitidine control arm and was not statistically significant (p-value = 0.2084). In the safety analysis of all enrolled patients (n=245), tamibarotene in combination with azacitidine (n=160) appeared to be generally well-tolerated, with an adverse event profile that was similar to that seen in earlier Syros-sponsored studies.

Syros also reported that, as previously disclosed in its filings with the SEC, the failure of the SELECT-MDS-1 trial to achieve its primary endpoint constitutes an event of default under its secured loan facility with Oxford Finance LLC.

“We are deeply disappointed by this outcome, particularly for the HR-MDS patients who are seeking a new treatment option for this challenging disease,” said Conley Chee, Chief Executive Officer of Syros. “We plan to stop the study, review the clinical data more thoroughly, and evaluate the next steps. We want to express our sincere appreciation for the patients, caregivers and healthcare professionals who took part in the SELECT-MDS-1 trial and to all the employees of Syros for their exceptional work on the tamibarotene program.”

About SELECT-MDS-1 Phase 3 Trial

SELECT-MDS-1 is a multinational Phase 3 randomized, double-blind, placebo-controlled trial evaluating the safety and efficacy of tamibarotene in combination with azacitidine compared to placebo and azacitidine in HR-MDS patients with RARA overexpression. The primary endpoint of the trial was the CR rate in the first 190 patients.

About Syros Pharmaceuticals

Syros is committed to developing new standards of care for the frontline treatment of patients with hematologic malignancies. Driven by the motivation to help patients with blood disorders that have largely eluded other targeted approaches, Syros is developing tamibarotene, an oral selective RARα agonist in frontline patients with higher-risk myelodysplastic syndrome with RARA gene overexpression. For more information, visit www.syros.com and follow us on X (@SyrosPharma) and LinkedIn.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding Syros’ clinical development plans and the ongoing review of clinical data from the SELECT- MDS-1 trial. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward- looking statements as a result of various important factors, including those risks described under the caption “Risk Factors” in Syros’ Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, each of which is on file with the Securities and Exchange Commission, and risks described in other filings that Syros makes with the Securities and Exchange Commission in the future.

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Syros

Karen Hunady

Director of Corporate Communications & Investor Relations

1-857-327-7321

khunady@syros.com

Investor

Amanda Isacoff

Precision AQ

212-362-1200

amanda.isacoff@precisionaq.com

Source: Syros Pharmaceuticals